PURCHASE AGREEMENT
AMONG
JEFFREY A. LUSENHOP
AND
NORSTAN COMMUNICATIONS, INC.
AND
NORSTAN, INC.

As of January 1, 2001

TABLE OF CONTENTS

TABLE OF CONTENTS
Recitals:
Statement of Agreement:
1. Construction and Definitions
2. Purchase and Sale of Purchased Interest and Loan Rights.
3. Representations and Warranties Concerning the Transaction.
4. Representations and Warranties Concerning Connaissance
5. Post-Closing Covenants.
6. Conditions to Obligation to Close.
7. Condition to Effectiveness of Agreement.
8. Survival and Construction of Representations and Warranties.
9. Miscellaneous.
Signatures
Exhibits A Buyer Notes
Exhibits B Security Agreements
Exhibit C Allocation of Purchase Price
Exhibit D Financial Statements
Exhibit E Buyer Legal Opinion
Exhibit F Seller Legal Opinion
Exhibit G Escrow Agreement (if applicable pursuant to §2(d))

PURCHASE AGREEMENT

          This Purchase Agreement (this “Agreement”) is entered into as of January 1, 2001, by and among Jeffrey A. Lusenhop (“Buyer”), an individual residing in Columbus, Ohio, and Norstan Communications, Inc., a Minnesota corporation (“Seller”), and Norstan, Inc., a Minnesota corporation (“Norstan”).

Recitals:

          Seller owns the Purchased Interest (as defined herein) with respect to Connaissance Consulting, LLC, a Minnesota limited liability company (“Connaissance”), pursuant to the Member Control Agreement of Connaissance Consulting, LLC dated March 12, 1998, as amended (the “MCA”).

          Seller and Norstan have made certain loans, defined herein as the “Loan Rights,” to Connaissance, Buyer, Lusenhop & Associates, Inc., an Ohio corporation (“L&A”), and certain shareholders of L&A.

          This Agreement contemplates a transaction in which Buyer will purchase from Seller, and Seller will sell to Buyer, all of the Purchased Interest and all of the Loan Rights in return for cash and the Buyer Notes (as defined herein).

Statement of Agreement:

          Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the parties agree as follows.

          1.       Construction and Definitions

          (a)      Construction.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement.  Terms defined in the singular shall include the plural, and vice versa, and pronouns in any gender shall include the masculine, feminine and neuter, as the context requires.  Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The word “including” shall mean including without limitation, and use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.  All references to a “§” or “section” refer to this Agreement,and all references to an “Exhibit” refer to the documents attached to this agreement, unless the context otherwise requires.

          (b)      Definitions.  In addition to the terms defined elsewhere in this Agreement and except to the extent that the context otherwise requires, the following terms used in this Agreement shall mean as follows:

“Accredited Investor” has the meaning set forth in Regulation D promulgated under the Securities Act.

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

“Affiliate” has the meaning set forth in Rule 12-2 of the regulations promulgated under the Securities Exchange Act.

“Affiliated Group” means any affiliated group within the meaning of Code Sec. 1504 or any similar group defined under a similar provision of state, local or foreign law.

“Bankruptcy Code” means the Bankruptcy Code of 1978, as amended.

“Buyer” has the meaning as defined in the first paragraph of this Agreement.

“Buyer Disclosure Schedule” means a written schedule delivered to Seller prior to the execution and delivery of this Agreement by Buyer describing, in numbered and lettered paragraphs corresponding to the numbered and lettered sections of §3(b), any exceptions or qualifications to any of the representations or warranties made by Buyer in such sections.

“Buyer Notes” has the meaning as defined in §2(b).

“Buyer $1,000,000.00 Note” has the meaning as defined in §2(b).

“Buyer $12,000,000.00 Note” has the meaning as defined in §2(b).

“Closing” has the meaning as defined in §2(c).

“Closing Date” has the meaning as defined in §2(c).

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means any information concerning the businesses and affairs of Connaissance that is not already generally available to the public. Confidential Information shall not include any information that (i) is voluntarily disclosed to the public by Buyer or Connaissance after the Closing or has become generally known to the public (except for such public disclosure that has been made by or through Norstan or by a third person with the knowledge of Norstan without authorization by Buyer); (c) has been independently developed and disclosed by parties other than Norstan to the public generally without a breach of any obligation of confidentiality by any such person running directly or indirectly to the Connaissance or Buyer; or (d) otherwise enters the public domain through lawful means.

“Connaissance” has the meaning as defined as part of the “Recitals” of this Agreement.

A “covenant” means any agreement on the part of any party contained in this Agreement.

“Disclosure Schedule” has the meaning set forth in §4 .

“Escrow Agreement” has the meaning set forth in §2(d).

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

The term “knowledge”  means actual knowledge after reasonable investigation.

“L&A” has the meaning as defined as part of the “Recitals” of this Agreement.

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Loan Rights” means all outstanding loans, advances, together with accrued interest made by Seller or any Affiliate of Seller to Connaissance, Buyer, L&A, or any shareholder of L&A.

“MCA” has the meaning as defined as part of the “Recitals” of this Agreement.

“Norstan” has the meaning as defined in the first paragraph of this Agreement.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

The term “party” refers to any of Seller, Buyer, or, where the context requires, Norstan.

The term “person” means any individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

“Purchase Price” has the meaning as defined in §2(b).

“Purchased Interest” means all of Seller's right, title and interest in and to Connaissance, including, but not by limitation, all rights, privileges, powers and interests in capital and property relating to Connaissance, whether tangible or intangible, all interests in profits, losses, gains, deductions, credits, distributions and fees relating to Connaissance, all claims through or against Connaissance, and all items of value in or of Connaissance, of any kind or nature whatsoever, except for the Loan Rights.

“Seller” has the meaning as defined in the first paragraph of this Agreement.

“Seller Disclosure Schedule” means a written schedule delivered to Buyer prior to the execution and delivery of this Agreement by Buyer describing, in numbered and lettered paragraphs corresponding to the numbered and lettered sections of §3(a) and §4, any exceptions or qualifications to any of the representations or warranties made by Seller in such sections.

“Security Agreements” has the meaning as defined in §2(b).

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

          2.       Purchase and Sale of Purchased Interest and Loan Rights.

          (a)      Basic Transaction. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase: (1) the Purchased Interest from Seller, and Seller agrees to sell to Buyer, all of its right, title and interest in and to the Purchased Interest for the Purchase Price defined in §2(b); and (2) the Loan Rights from Seller and Norstan, and each of Seller and Norstan agrees to sell to Buyer, all of its right, title and interest in and to the Loan Rights for the Purchase Price.  It is the intent hereof, and it is hereby agreed, that the Purchased Interest is to be sold, conveyed, assigned and transferred to Buyer with the effect that after the Closing, Buyer and L&A will be the only members of Connaissance and that the sale and assignment of the Purchased Interest and the Loan Rights to Buyer will extinguish all of Seller’s and its Affiliates' rights, benefits and privileges attributable to the Loan Rights, the Purchased Interest, Connaissance and the business of Connaissance, and such parties shall have no further right, title, claim or interest of any nature whatsoever in the Loan Rights, the Purchased Interest, Connaissance or the business of Connaissance except as specifically provided in this Agreement and certain related agreements and instruments, including without limitation the Buyer Notes and the Security Agreements.

          (b)      Purchase Price.  Buyer agrees to deliver the purchase price for the Purchased Interest and the Loan Rights to Seller at the Closing as follows: (1) $3,000,000.00 in cash payable by wire transfer or delivery of other immediately available funds; and (2) two promissory notes drawn by Buyer in favor of Seller (the “Buyer Notes”), the first in the principal amount of $1,000,000.00 (the “Buyer $1,000,000.00 Note”) substantially in the form of Exhbit A1 attached hereto, and the second in the principal amount of $12,000,000.00 (the “Buyer $12,000,000.00 Note”) substantially in the form of Exhibit A2 attached hereto (the payment of such cash and the delivery of the Buyer Notes are collectively referred to herein as the “Purchase Price”).  The Buyer Notes shall be secured by respective assignment intercreditor and security agreements (the “Security Agreements”) in the forms of Exhibits B1, 2 and 3 attached hereto.  The Purchase Price shall be allocated to the Purchased Interest and the Loan Rights and between Seller and Norstan as set forth in Exhibit C.

          (c)      The Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on January 30, 2001 or another date (the “Closing Date”) mutually agreed by Buyer and Seller with the intent being that such date will not be later than February 2, 2001.

          (d)      Deliveries at the Closing. At the Closing, (1) Norstan will deliver to Buyer all documents required to be delivered as a condition to Closing pursuant to §6(a), (2) Buyer will deliver to Seller all documents required to be delivered as a condition to Closing pursuant to §6(b), (3) Seller will deliver to Buyer an assignment of the Purchased Interest and an assignment of the Loan Rights in form and content satisfactory to Buyer (and any such other documentation as Buyer may reasonably require in order to effect the transfer of the Purchased Interest and the Loan Rights), and (4) Buyer will deliver to order of Seller the Purchase Price; provided, however, that if on or before the Closing Seller has not received the consent of its principal lender to the transactions contemplated by this Agreement pursuant to §7, all deliveries shall be to Resource Trust Company or such other person who may be designated by the parties as escrow agent under a certain Escrow Agreement, to be attached in such event hereto as Exhibit G, by and among Buyer, Seller, Norstan and such escrow agent for disposition by such escrow agent as provided therein (the “Escrow Agreement”).

          3.       Representations and Warranties Concerning the Transaction.

          (a)      Representations and Warranties of Seller and Norstan.  Each of Seller and Norstan represents and warrants to Buyer that each of the following statements is correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §3(a)) with respect to itself, except as set forth in Seller Disclosure Schedule.

(1)      Organization of Seller and Norstan.  Each of Seller and Norstan is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

(2)      Authorization of Transaction.  Each of Seller and Norstan has the requisite corporate power and authority (including, if Seller is a corporation, full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of each of Seller and Norstan, enforceable in accordance with its terms and conditions. Neither Seller nor Norstan need give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

(3)      Noncontravention.  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which either Seller or Norstan is subject or, if Seller is a corporation, any provision of its charter, bylaws or other governing documents or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which either Seller or Norstan is a party or by which it is bound or to which any of its assets is subject.

(4)      Brokers' Fees. Neither Seller nor Norstan has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.

(5)      Investment. Each of Seller and Norstan (A) understands that the Buyer Notes have not been, and will not be, registered under the Securities Act, or under any state securities laws, (B) is acquiring the Buyer Notes solely for its own account for investment purposes, and not with a view to the distribution thereof, (C) is a sophisticated investor with sufficient knowledge and experience in business and financial matters, (D) is able to bear the economic risk and lack of liquidity inherent in holding the Buyer Notes, and (E) is an Accredited Investor.

(6)      Purchased Interest and Loan Rights. Each of Seller and Norstan holds of record and owns beneficially the Purchased Interest and Loan Rights as set forth next to its name in the Disclosure Schedule, free and clear of any restrictions on transfer (other than any restrictions under the MCA, the Securities Act and state securities laws), Taxes, security interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Neither Seller nor Norstan is a party to any option, warrant, purchase right, or other contract or commitment that could require Seller to sell, transfer, or otherwise dispose of any interest in the Purchased Interest, Loan Rights or Connaissance (other than the MCA and this Agreement). Neither Seller nor Norstan is a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any membership interest of Connaissance.

(7)      Insolvency. No Insolvency Proceeding has been commenced or, to Seller’s knowledge, threatened against either Seller or Norstan, and no grounds for commencing an Insolvency Proceeding by or against Seller or Norstan exists.  “Insolvency Proceeding” means any proceeding commenced by or against any person under any provision of the Bankruptcy Code or under any other federal or state bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

          (b)      Representations and Warranties of Buyer. Buyer represents and warrants to Seller that each of the following statements is correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §3(b)), except as set forth in the Buyer Disclosure Schedule.

(1)      Competence of Buyer.  Buyer is a natural person of legal age and competency to execute and deliver this Agreement and perform its obligations hereunder.

(2)      Authorization of Transaction. Buyer has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions. Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

(3)      Noncontravention. Neither the execution and the delivery of this Agreement, the Buyer Notes or the Security Agreements nor the consummation of the transactions contemplated by any of the forgoing, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject or any provision of its articles of incorporation, regulations or other governing documents or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject.

(4)      Ordinary Course of Business.  To the knowledge of Buyer, since April 30, 2000, Connaissance has been operated in the ordinary course of its business, including without limitation with respect to the solicitation of business, the timely performance of consulting and other engagements, the invoicing of customers for work performed, the collection of receivables from customers and other debtors of Connaissance, the depositing of cash collected by Connaissance, and the timely, complete and accurate recording of transactions in the books and records of Connaissance.

(5)      Brokers' Fees. Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any Seller could become liable or obligated.

(6)      No Knowledge regarding Seller’s Connaissance Representations.  Except as disclosed in Buyer Disclosure Schedule, Buyer has no knowledge that any representation or warranty made by Seller regarding Connaissance in §4 is untrue.

          4.       Representations and Warranties Concerning Connaissance.  Seller represents and warrants to Buyer that each of the following statements is correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §4), except as set forth in Seller Disclosure Schedule.  Except as otherwise specifically provided herein, the knowledge of Buyer as a member of Connaissance shall not be attributed to the knowledge of Seller.  To the extent that any representation or warranty made by Seller herein is, within the knowledge of Buyer or Connaissance, untrue at the time such representation or warranty is made or at the Closing Date, such representation or warranty shall not, for purposes of this Agreement, be deemed to have been made by Seller.

(a)      Organization, Qualification, and Corporate Power. Connaissance is a limited liability company duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization. Connaissance is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. Connaissance has full organizational power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and in which it presently proposes to engage and to own and use the properties owned and used by it.  Seller has delivered to Buyer correct and complete copies of the articles, operating agreement, and MCA of Connaissance (as amended to date) (“Governing Documents”). The minute books (containing the records of meetings of the members, the governors, managers, officers and any committees of the board of governors), and the membership interest record books of Connaissance, all as furnished to Buyer, are correct and complete. Connaissance is not in default under or in violation of any provision of its Governing Documents.

(b)      Capitalization. The Purchased Interest has been duly authorized, is validly issued, fully paid, and nonassessable, and is held of record by Seller as set forth in the Disclosure Schedule.   Seller and L&A are the only members of Connaissance and to the knowledge of Seller no other Person owns or possesses or has ever owned or possessed a right to any interest whatsoever in Connaissance, including, without limitation: (1) any right with respect to options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Connaissance or any member thereof to issue, sell, or otherwise cause to become outstanding any membership interests of Connaissance or to admit any additional member to Connaissance; or (1) any right to any income , gain, loss, deduction, credit, distribution, fee, payment, or other benefit relating to Connaissance. To the knowledge of Seller, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any membership interest in Connaissance.

(c)      Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (1) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Connaissance is subject or any provision of the Governing Documents of Connaissance or (2) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Connaissance is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets).  To the knowledge of Seller, Connaissance does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the parties to consummate the transactions contemplated by this Agreement.

(d)      Brokers' Fees. Connaissance has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(e)      Financial Statements. Attached hereto as Exhibit D are the following financial statements (collectively the “Financial Statements”): (1) unaudited balance sheets and statements of operations, changes in members' equity, and cash flows as of and for the fiscal years ended April 30, 1999 and 2000 (the “Most Recent Fiscal Year End”) for Connaissance; and (2) unaudited balance sheets and statements of operations, changes in members' equity, and cash flows (the “Most Recent Financial Statements”) as of and for the seven months ended November 30, 2000 (the “Most Recent Month End”) for Connaissance.  The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of Connaissance as of such dates and the results of its operations for such periods; provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other required disclosures.

(f)       Events Subsequent to Most Recent Fiscal Year End.  To the knowledge of Seller, since the Most Recent Fiscal Year End there has been no material adverse changes in the business, financial condition, operations, results of operations, or future prospects of Connaissance.

(g)      Undisclosed Liabilities.  To the knowledge of Seller, Connaissance has no Liabilities, except for (1) Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (2) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

(h)      Legal Compliance. To the knowledge of Seller, Connaissance is in compliance with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), or that any action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

(i)       Tax Matters.

(1)      Connaissance has filed all Tax Returns that it was required to file.  All such Tax Returns were correct and complete in all respects.  All Taxes shown on any such Tax Return as owed by Connaissance have been paid. Connaissance currently is not the beneficiary of any extension of time within which to file any Tax Return.  No claim has ever been made by an authority in a jurisdiction where Connaissance does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(2)      Connaissance has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member, or other third party.

(3)      Seller as the member of Connaissance responsible for Connaissance Tax matters does not expect any authority to assess any additional Taxes for any period for which Tax Returns have been filed.  To the best of Seller’s knowledge as Tax matters member of Connaissance, there is no dispute or claim concerning any Tax Liability of Connaissance claimed or raised by any authority. Seller Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to Connaissance for taxable periods ended on or after April 30, 2000, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Seller has delivered to Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Connaissance since April 30, 2000.

(4)      To the best of Seller’s knowledge as Tax matters member of Connaissance, Connaissance has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(5)      To the best of Seller’s knowledge as Tax matters member of Connaissance, Connaissance is not a party to any Tax allocation or sharing agreement. Connaissance (A) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return or (B) has no Liability for the Taxes of any Person (other than Connaissance) under Treas. Reg. §1.1502–6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(j)       Employee Benefit Plans.  Seller has no knowledge of any liability that Connaissance has incurred or will incur after Closing as a successor employer to Seller with respect to any employee benefit plan within the meaning of ERISA in which Connaissance has been treated together with Seller or Norstan as a single employer within the meaning of section 414(b), (c), (m) or (o) of the Code.

(k)      Employment Matters.  To the knowledge of Seller, Connaissance has withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees of Connaissance; and neither Seller nor Norstan nor Connaissance is liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing.  Connaissance is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice).  Connaissance is not a party to any collective bargaining agreement or other labor union contract nor does Seller have any knowledge of any activities or proceedings of any labor union to organize any such employees.  To the best of Seller’s knowledge, Connaissance is in compliance in all material respects with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice.

          5.       Post-Closing Covenants.  The parties agree as follows with respect to the period following the Closing:

(a)      Income Tax Returns.  Buyer and L&A, the only members of Connaissance immediately after the Closing, shall be responsible for the preparation and filing of all Tax Returns of Connaissance due to be filed after the Closing, including without limitation, the federal income Tax Return of Connaissance for the period from May 1, 2000 through the effective date of the Closing (the “Short Period Return”), subject to Norstan's right to review the Short Period Return prior to its filing and provide its consent thereto which shall not be withheld unreasonably.  Seller hereby consents to Connaissance making an election under section 754 of the Code with respect to the purchase and sale of the Purchased Interest pursuant to this Agreement on the Short Period Return if such election is deemed advisable by Connaissance at the time of filing the Short Period Return.

(b)      Corrective Income Allocation.  Seller hereby agrees (without any further act or agreement required by Seller) and Buyer agrees to cause L&A to authorize: (1) the allocation of Loss for the Fiscal Year (as defined in the MCA) ending April 30, 2000 entirely to Seller, and (2) with respect to the Short Period Return, a special allocation of Profits (as defined in the MCA), income, gain and items thereof to Seller to the extent necessary to offset that portion of the allocation of Loss to Seller for the Fiscal Year ending April 30, 2000 that was in excess of the allocation of such Loss to Seller if it had been made in proportion to Seller's Percentage Interest (as defined in the MCA).  This §5(b) shall be treated as an amendment of the MCA.

(c)      General.  In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party. Seller acknowledges and agrees that from and after the Closing Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to Connaissance .

(d)      Litigation Support.  In the event and for so long as any party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (1) any transaction contemplated under this Agreement or (2) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving Connaissance, each of the other parties will cooperate with him or it and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party.

(e)      Transition.  Seller will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of Connaissance from maintaining the same business relationships with Connaissance after the Closing as it maintained with Connaissance prior to the Closing. Seller will refer all customer inquiries relating to the businesses of Connaissance to Buyer from and after the Closing.

(f)       Confidentiality.  Seller will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in its possession.  In the event that Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, Seller will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this §5(f).  If, in the absence of a protective order or the receipt of a waiver hereunder, Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, Seller may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Seller shall use its reasonable best efforts to obtain, at the reasonable request of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.

(g)      Tenant Obligations.  On or before the 30th day following the execution and delivery of this Agreement by the parties, Buyer shall cause Connaissance to enter into an agreement providing for reimbursement to Seller or Norstan, whichever is applicable, for any office or other space leased by Seller or Norstan and currently occupied by Connaissance on the same basis that Connaissance is being charged for such space prior to the Closing, such reimbursement to continue for the remainder of each applicable lease term.

          6.       Conditions to Obligation to Close.

          (a)      Conditions to Obligation of Buyer.  The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(1)      The representations and warranties set forth in §3(a) and §4 shall be true and correct in all material respects at and as of the Closing Date;

(2)      Each of Seller and Norstan shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

(3)      No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of Buyer to own the Purchased Interest and to control Connaissance, or (D) affect adversely the right of Connaissance to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(4)      Each of Seller and Norstan shall have delivered to Buyer a certificate of a duly authorized officer to the effect that each of the foregoing conditions is satisfied in all respects;

(5)      Buyer shall have received from counsel to Seller an opinion in form and substance as set forth in Exhibit E attached hereto, addressed to Buyer, and dated as of the Closing Date;

(6)      On or before noon on February 2, 2001 Seller shall have received or waived receiving the consent of its principal lender as a condition to Seller’s and Norstan’s obligations pursuant to §6(b)(5); and

(7)      All actions to be taken by Each of Seller and Norstan in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Buyer.

Buyer may waive any condition in this §6(a) if it executes a writing so stating at or prior to the Closing.

          (b)      Conditions to Obligation of Seller and Norstan. The obligation of each of Seller and Norstan to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

(1)      The representations and warranties set forth in §3(b) shall be true and correct in all material respects at and as of the Closing Date;

(2)      Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(3)      No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(4)      Buyer shall have delivered to Seller a certificate of Buyer to the effect that each of the foregoing conditions is satisfied in all respects;

(5)      Seller shall have received from counsel to Buyer an opinion in form and substance as set forth in Exhibit F attached hereto, addressed to Seller, and dated as of the Closing Date; and

(6)      All actions to be taken by Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Seller.

Each of Seller and Norstan may waive any condition specified in this §6(b) if it executes a writing so stating at or prior to the Closing.

          7.       Condition to Effectiveness of Agreement.  The consent of Norstan's principal lender to the transactions contemplated by this Agreement is a condition precedent to its effectiveness and enforceability.  In the event that such consent is not obtained on or before February 2, 2001, this Agreement shall not become effective or enforceable, and within five days thereafter, the escrow agent referred to in §2(d) shall release to the parties the documents and funds held in the escrow account in compliance with the terms of the Escrow Agreement.  Upon receipt of the $3 million cash refunded from the escrow account, Buyer shall immediately repay Buyer's $2.5 million loan from Connaissance.

          8.       Survival and Construction of Representations and Warranties.

          (a)      Survival.  All of the representations and warranties of parties contained in this Agreement shall survive the Closing hereunder and continue in full force and effect for a period of one year thereafter.

          (b)      Construction.  The parties intend that each representation and warranty contained herein shall have independent significance.  If any representation or warranty contained herein is not true in any respect, the fact that there exists another representation or warranty relating to the same subject matter (regardless of the relative levels of specificity) which remains true shall not detract from or mitigate the fact that the first representation or warranty is not true.

          9.       Miscellaneous.

          (a)      Nature of Certain Obligations.  Seller shall be jointly and severally liable for any Adverse Consequences to Buyer resulting from any breach of any covenant any false respresentation or warranty made by Seller or Norstan pursuant to this Agreement

          (b)      Press Releases and Public Announcements.  Except as required by law or pursuant to the rules of the Nasdaq stock market, no party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of both of Buyer and Seller.

          (c)      No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the parties and their respective successors and permitted assigns.

          (d)      Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, to the extent they related in any way to the subject matter hereof.

          (e)      Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of Buyer and Seller; provided, however, that Buyer may (1) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (2) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

          (f)       Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

          (g)      Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

          (h)      Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth:

If to Seller or Norstan:	Copies to:

Richard Cohen	Jerry P. Lehrman
Norstan, Inc.	Norstan, Inc.
Chief Financial Officer	5101 Shady Oak Road
5101 Shady Oak Road	Minnetonka, MN 55343
Minnetonka, MN 55343	Tel. 952-352-4075
Tel. 952-352-4340	Fax 952-352-4907
Fax 952-352-____
Philip J. Tilton
Maslon Edelman Borman & Brand
3300 Wells Fargo Center
90 South Seventh Street
Minneapolis, MN 55402
Tel. 612-672-8200
Fax 612-672-8397
Email: philip.tilton@maslon.com

If to Buyer:	Copy to:

Jeffrey A. Lusenhop	Gordon F. Litt
C/o Lusenhop & Associates, Inc.	Bricker & Eckler LLP
8101 North High Street, Suite 180	100 South Third Street
Columbus, Ohio 43235	Columbus, Ohio 43215
Tel. 614-825-7701	Tel. 614-227-2305
Fax 614-825-7801	Fax 614-227-2390
Email: jlusenhop@connaissance	Email: glitt@bricker.com
consulting.com

Any party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth  using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

          (i)       Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

          (j)       Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller. No waiver by any party of any default,  misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

          (k)      Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

          (l)       Expenses.  Each of the parties, will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The parties agree that Connaissance has borne or will bear none of the parties' costs and expenses (including any of their legal fees and expenses) in connection with this Agreement or any of the  transactions contemplated hereby.

          (m)     Incorporation of Exhibits, Annexes, and Schedules. The Exhibits and schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

          (n)      Specific Performance. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

Signatures

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first  written.

/s/Jeffrey A. Lusenhop	Executed January 30, 2001
Jeffrey A. Lusenhop

NORSTAN, INC.,
a Minnesota corporation
Solely with respect to the Loan Rights being conveyed

By: /s/ Scott Christian	Executed January 30, 2001
Title: CFO

NORSTAN COMMUNICATIONS, INC.,
a Minnesota corporation
By: /s/ Scott Christian	Executed January 30,2001
Title: CFO

Exhibits A
Buyer Notes

Exhibit A1 –Buyer $1,000,000 Note

Exhibit A2 –Buyer $12,000,000 Note

Exhibits B
Security Agreements

Exhibit B1 – Assignment the Put and Security Agreement (regarding the Buyer $1,000,000 Note)

Exhibit B2 – Intercreditor Agreement (regarding the Buyer $1,000,000 Note)

Exhibit B3 – (regarding the Buyer $12,000,000 Note)

Exhibit C
Allocation of Purchase Price

Exhibit D
Financial Statements

Exhibit E
Buyer Legal Opinion

1.       Buyer is of legal age and competency to execute and deliver the Agreement and perform its obligations thereunder.

2.       Each of the Agreement, the Buyer Notes and the Security Agreements has been duly authorized, executed and delivered by Buyer

3.       Each of the Agreement, the Buyer Notes and the Security Agreements constitutes a legal, valid and binding obligation of Buyer enforceable against it in accordance with its terms except as provided below, except as the enforcement thereof may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights in general and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.       The execution and delivery of, and the performance of its obligations at the Closing under, each of the Agreement, the Buyer Notes and the Security Agreements by Buyer do not:  (a) violate any order, judgment or decree of any court or governmental agency in effect and known by us to which Buyer is party; (b) violate any law of the United States or of the States of Ohio or Delaware, or any regulation thereunder, which is presently in effect and to which Buyer is subject; or (c) result in material breach of or constitute a default under any loan agreement, indenture, note, evidence of indebtedness, mortgage, bond, debenture, or other agreement or instrument known to us, which breach or default would adversely affect the validity or enforceability of Buyer's obligations under the Agreement.

5.       No authorization or approval of, or filing with, any governmental agency of the United States or of the States of Ohio or Delaware which has not been obtained or made is necessary for the execution and delivery of, and performance of its obligations at the Closing under, each of the Agreement, the Buyer Notes and the Security Agreements by Buyer.

Exhibit F
Seller Legal Opinion

1.              Each of Seller and Norstan is duly incorporated and validly existing and in good standing under the laws of the State of Minnesota.  Connaissance is a limited liability company duly formed, validly existing  and in good standing under the laws of the State of Minnesota.

2.              The Agreement has been duly authorized, executed and delivered by each of Seller and Norstan.

3.              The Agreement constitutes the legal, valid and binding obligation of each of Seller and Norstan enforceable against it in accordance with its terms except as the enforcement thereof may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights in general and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.              The execution and delivery of, and the performance of its obligations at the Closing under, the Agreement by each of Seller and Norstan do not:  (a) violate any provision of its articles of incorporation, as amended, or the bylaws, as amended,; (b) violate any order, judgment or decree of any court or governmental agency in effect and known by us to which it is party; (c) violate any law of the United States or of the State of Minnesota, or any regulation thereunder, which is presently in effect and to which it is subject; or (d) result in material breach of or constitute a default under any loan agreement, indenture, note, evidence of indebtedness, mortgage, bond, debenture, or other agreement or instrument known to us, which breach or default would adversely affect the validity or enforceability of its obligations under the Agreement.

5.              No authorization or approval of, or filing with, any governmental agency of the United States or of the State of Minnesota which has not been obtained or made is necessary for the execution and delivery of, and performance of its obligations at the Closing under, the Agreement by either Seller or Norstan.

EXHIBIT G
Escrow Agreement (if applicable pursuant to §2(d))